Exhibit 10.17

      News Release regarding the agreement with Risk Enterprise Management


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FOR IMMEDIATE RELEASE
February __, 1998


Legal Research Center, Inc.                 Contact: Christopher Ljungkull, CEO
700 Midland Square Building                          Legal Research Center, Inc.
331 Second Avenue South                              612.332.4950
Minneapolis., MN  55401                              800.776.9377


                     LEGAL RESEARCH CENTER ANNOUNCES QUARTER
                      MILLION DOLLAR-PLUS RESEARCH CONTRACT


Minneapolis, MN. Legal Research Center, Inc. (LRCI) announced today that it has finalized a strategic alliance agreement with New York City based Risk Enterprise Management Limited (REM) to further develop and manage REM's workproduct database system called RESEARCHFILES(TM). The contract is expected to generate $250,000 in revenues for LRC in 1998, while reducing REM's expense for outsourced legal research.

Under the agreement, REM will centralize its legal research function through a working alliance between REM in-house staff, outside counsel and LRC. RESEARCHFILES(TM) , a workproduct database system developed by LRC, will serve as the central repository of all legal briefs, memoranda, and depositions created by REM counsel and LRC. RESEARCHFILES(TM) will be the starting point for all new research assignments, facilitating the reuse of REM's prior legal research and preventing duplication of effort by counsel.

"By combining LRC's state-of-the-art legal research and database system, with REM's highly skilled defense counsel, we have enhanced our ability to achieve desired case outcomes at lower costs," states William Moss, REM's Assistant Vice President, Litigation Services, in Chicago.

According to Greg Wolsky, LRC's Vice President of Corporate Services, "REM is the industry leader in process reengineering, working in partnership with outside counsel and LRC to reduce litigation costs. REM's RESEARCHFILES(TM) program is a great example of how technological innovation can systematically reduce legal costs, while enhancing service."

REM is an international third-party insurance administrator, handling claims for insurers primarily in the areas of attorney malpractice and product liability. REM was established in 1995 to manage the legal claims of Home Insurance Company. With over 1000 employees and a network of 250 outside law firms, REM now processes the claims of a rapidly growing number of insurance companies, including Lloyds of London.


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Legal Research Center  (http://www.lrci.com),  offers legal research and writing services to attorneys in corporate and private practice throughout the world. LRC has repeatedly been recognized as the leading supplier of legal research services in the United States. In 1989, and each year thereafter, the Association of Trial Lawyers of America (ATLA) selected LRC as the exclusive provider of research and writing services to its 60,000 members. From 1990 through 1995, the American Corporate Counsel Association partnered with LRC as the exclusive provider of research and writing services to its 10,000 members, honoring LRC in 1996, 1997 and 1998 with ACCA's Prestigious President's Award. In 1994 and following years, West Publishing (now West Group) selected LRC on an exclusive basis to provide analytical research and writing services to West customers.